EXHIBIT 10.1

 ASSET PURCHASE AGREEMENT

among

RANCHO SANTA FE MINING, INC.

and

HUMBOLDT MINING COMPANY, INC.

Table of Contents

		PAGE

ARTICLE I -	PURCHASE AND SALE OF ASSETS	1

1.1	Assets, Properties and Business to be Transferred	1

ARTICLE II -	PURCHASE PRICE AND ALLOCATION	1

2.1	Purchase Price	1
2.2	Allocation of Purchase Price	1

ARTICLE III -	LIABILITIES	2

3.1	No Liabilities Assumed by the Buyer	2
3.2	Buyer Not Responsible for Employee Matters	2

ARTICLE IV -	TITLE, INSPECTIONS AND FEASIBILITY	2

4.1	Surveys	2
4.2	Inspections	3
4.3	Investigation by Buyer of Seller's Records and Documents	3
4.4	Investigation by Seller of Buyer's Records and Documents	3

ARTICLE V -	REPRESENTATIONS AND WARRANTIES OF THE SELLER	3

5.1	Corporate Status and Good Standing	3
5.2	Authorization	3
5.3	Non-Contravention	4
5.4	Governmental Approvals	4
5.5	Litigation	4
5.6	Taxes	4
5.7	Contract	4
5.8	Insurance	4
5.9	Tangible and Purchased Assets	5
5.10	Trade Name and Other Intangibles	5
5.11	Compliance with Law	5
5.12	Labor Relations; Employees	5
5.13	Employee Benefit Plans	5
5.14	Purchased Assets Complete	5
5.15	Warranties	5
5.16	Purchase Orders and List of Suppliers	5
5.17	No Charges Prior to Closing Date	5
5.18	Disclosure	6

ARTICLE VI -	REPRESENTATION AND WARRANTIES OF THE BUYER	6

6.1	Status and Good Standing	6
6.2	Authorization	6
6.3	Restrictions	7
6.4	Disclosure	7
6.5	Government Approvals and Filings	7
6.6	Broker	7

ARTICLE VII -	COVENANTS OF THE SELLER	6

7.1	Access	7
7.2	Operation in Ordinary Course	7
7.3	Consents	7
7.4	Assets to be Sold	7
7.5	Post Closing Obligations	7

ARTICLE VIII -	Closing of Purchase and Sale/Effect of Termination	7

ARTICLE IX -	CLOSING CONDITIONS/DELIVERIES AT CLOSING	8

9.1	Conditions Precedent to Obligations of the Buyer	8
9.2	Conditions Precedent to Obligations of the Seller	8

ARTICLE X -	RESERVED

ARTICLE XI -	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	9

11.1	Survival of Representations and Warranties	9
11.2	Seller's Indemnity Agreement	10
11.3	Buyer's Indemnity Agreement	10
11.4	Indemnification Procedure	11
11.5	Liability Limitations	11

ARTICLE XII -	MISCELLANEOUS	12

12.1	Publicity	12
12.2	Non-Disclosure	12
12.3	Knowledge	12
12.4	Gender	12
12.5	Expenses	12
12.6	Brokerage Commissions and Finder's Fee	13
12.7	Entire Agreement	13
12.8	Waivers and Consents	13
12.9	Notices	13
12.10	Rights of Third Parties	14
12.11	Headings	14
12.12	Governing Law	14
12.13	Parties in Interest	14
12.14	Counterparts	14
12.15	Amendments	14
12.16	Severability	14
12.17	Settlement of Disputes	14
12.18	Negotiation of the Agreement	15
12.19	Facsimile Transmission	15

SIGNATURE PAGE		16

EXHIBIT A - Purchased Assets		17

ASSET PURCHASE AGREEMENT

 THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made by and among HUMBOLDT MINING COMPANY, INC., a duly authorized and existing Nevada corporation, (hereinafter as the "Seller"), and RANCHO SANTA FE MINING, INC., a Nevada corporation (the "Buyer”).

W I T N E S S E T H:

 WHEREAS, Seller is in the business of owning mineral claims, operating mines and processing minerals for sale (the "Business"); and

 WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell, transfer, assign, convey and deliver to Buyer, all of Seller's assets of any kind owned by or used in connection with Seller’s mining and ore processing Business and located in various locations within the United States, all upon the terms and conditions hereinafter set forth.

 NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Article 1

Purchase and Sale of Assets

 1. Assets, Properties and Business to be Transferred. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined) Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's assets, rights, properties and business of Seller of every kind, nature, and description, real, personal and mixed, tangible and intangible more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, in each case free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons of every kind and character except as hereinafter set forth (hereinafter collectively referred to as the "Purchased Assets.”

Article 2

Purchase Price and Allocation

 1. Purchase Price. The purchase price to be paid by Buyer for the Purchased Assets shall be 13,500,000 shares of common stock of the Buyer (the “Purchase Price”) payable to Seller immediately at Closing which shall be 45% of the issued and outstanding common stock (inclusive of the Purchase Price) of the Buyer immediately after Closing.

2. Allocation of Purchase Price. The parties hereto acknowledge it is the intention of the parties that: (i) the asset purchase pursuant to this Agreement shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the asset purchase shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

Article 3

Liabilities

1. No Liabilities Assumed by the Buyer. The Buyer shall not assume or incur, and the Seller shall remain liable to pay, perform and discharge, all liabilities and obligations of the Seller (i) with respect to federal, state and local taxes of every kind and character including sales or use taxes resulting from (or in any way connected with) the operation of the Seller's Business prior to the Closing Date (including any state or local taxes resulting from or in any way connected with the transactions contemplated by this Agreement), (ii) with respect to pending or threatened litigation, whether or not disclosed to the Buyer, including accrued fees, if any, of counsel in respect thereof, (iii) based upon, arising out of or otherwise in respect of any express or implied representation, warranty, agreement or guaranty to a customer, user or purchaser made or claimed to have been made by the Seller, or arising out of or due to, or asserted to be arising out of or due to, any product sold or service provided by the Seller on or prior to the Closing Date, including product liability claims relating thereto, (iv) for violations by the Seller of any statute, ordinance, regulation, order, judgment or decree, (v) under any contract, lease of the Seller as to which the Seller's rights, benefits and privileges are not transferred and assigned to the Buyer and which Buyer has not expressly assumed on the Closing Date, (vi) for the payment of any of the Seller's broker's commissions, finder's fees, investment banking fees or legal fees accrued and payable with respect to the sale of the Purchased Assets to the Buyer, (vii) not directly related to the Business of the Seller, (viii) owed to its shareholders or any affiliate of Seller or its shareholders, (ix) arising out of Seller's breach of this Agreement including any representation or warranty contained herein. Notwithstanding anything herein to the contrary, Buyer shall assume all liabilities arising out of any unfilled customer orders outstanding at Closing and for which Buyer will be entitled to any future payments relating thereto and Buyer shall assume all obligations relating to the lawsuit and default judgment entered in the Robison v. Humboldt Mining Company, Inc., CV-BU-15-169, Department 1, Fourth Judicial District of the State of Nevada, In and For the County of Elko (the “Lawsuit”), including, but not limited to the obligation to pay attorneys’ fees of Robert Robison of approximately $20,000.00. Apart from the aforementioned lawsuit, Humboldt Mining Company, Inc. owes Robert Robison approximately $24,200.00 for back fees under a prior consulting agreement. Humboldt Mining Company, Inc. has two reclamation bonds with the USDA Forest Services that have been pledged to repay this obligation.

2. Buyer Not Responsible for Employee Matters. The Buyer shall have no liability whatsoever to employees of the Seller with respect to accrued pension benefits under any Employee Benefit Plan for such employees' service with the Seller, whether or not any of such employees are offered employment by, or become employees of, the Buyer. The Buyer shall have the right, but not the obligation, to cover employees of the Seller who become employees of the Buyer under one or more of the Buyer's Employee Benefit Plans, as Buyer, in its sole discretion, may deem appropriate. The Seller will indemnify and hold Buyer harmless from and against all direct and indirect costs, expenses and liabilities of any sort arising from or relating to any claims by or on behalf of present or former employees of the Seller in respect of vacation pay, severance pay or termination pay and similar obligations relating to the termination of such employees' employment with the Seller prior to the Closing Date.

Article 4

Title, Inspections and Feasibility

1. Surveys. Within ten (10) days after the Effective Date of this Contract, Seller shall provide copies of any existing surveys for the Purchased Assets at Seller’s expense.

2. Inspections. Buyer shall have twenty (20) days to inspect and test the properties included in the Purchased Assets. Buyer, its agents, employees and independent contractors, shall have the right to come onto the Property for the purpose of inspecting the property and to conduct soil borings and other geological and engineering tests or studies. Any inspection, examination or test shall not unreasonably interfere with Seller's use of the property and shall not violate any law or regulation of any governmental entity having jurisdiction over the Property. Buyer agrees to indemnify and hold Seller harmless from any and all loss and expense (including, without limitation, attorney's fees) resulting from claims and damages caused by, arising out of or incurred in connection with the exercise by Buyer of its rights to enter upon any of the properties under this paragraph.

3. Investigation by Buyer of Seller’s Records and Documents. In addition to the provisions of Section 7, Buyer shall have the right during normal business hours and with reasonable notice at the office(s) of Seller to review and obtain copies of any and all documents relating to the Purchased Assets list including but not limited to title policies, deeds, leases, contracts, mineral claims, royalty agreements, intellectual property documents, permits, licenses, environmental reports, geology reports, assays, production reports, financial and operational reports and all other documents on the Purchased Assets list. In the event Buyer’s review of such documentation results in a determination that the asset is not suitable for Buyer’s purposes, Buyer may remove the related asset from the Purchased Assets list. In the event that the review of all records and documents demonstrates that the remaining Purchased Assets are insufficient to support the purchase thereof, Buyer reserves the right to terminate this Agreement.

4. Investigation by Seller of Buyer’s Records and Documents. Seller shall have the right during normal business hours and with reasonable notice at the office(s) of Buyer to review and obtain copies of any and all documents relating to the Buyer including but not limited to title policies, deeds, leases, contracts, mineral claims, royalty agreements, intellectual property documents, permits, licenses, and financial and operational reports.

Article 5

Representations and Warranties of the Seller

 As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Buyer shall rely thereon, the Seller represents and warrants to the Buyer the following (both as of the Closing Date and as of the date hereof):

1. Corporate Status and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which they were formed, with full corporate power and authority under its certificate of incorporation and bylaws to own and lease its properties, to operate and to conduct its business as the same exist at the date hereof. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary.

2. Authorization. The Seller has full corporate power and authority under its certificate of incorporation and bylaws, and with subsequent approval of the board of directors and shareholders of Seller will have taken all necessary action, to authorize Seller to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all actions required to be taken by Seller pursuant to the provisions hereof. This Agreement constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms.

3. Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including, but not limited to, the Seller’s assignment to the Buyer of any contract), does or will violate, conflict with, result in breach of any material provision of, constitute a default under, result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the performance required on the part of the Seller by the terms of, any material agreement or instrument (including, but not limited to, any contract) to which the Seller is a party or by which the Seller or any of its assets is subject or bound, or result in the creation or imposition of any lien, charge or encumbrance on or security interest in or restriction on the use of any of the Purchased Assets.

4. Governmental Approvals. Seller will make any and all filings with and obtain consent of or approval by any and all governmental, administrative or regulatory bodies, agencies, commissions or stockholders required in connection with the sale and transfer of the Purchased Assets by the Seller as contemplated hereby. Seller will identify any and all such filings and required approval after the execution of this Agreement.

5. Litigation. Other than those pending or closed matters previously disclosed in the Seller’s annual and quarterly reports as filed with the Securities and Exchange Commission (“SEC”), there are no private actions, suits, audits, proceedings or investigations of any kind pending, or threatened, against the Seller or any of the Purchased Assets or relating to the Business of the Seller, nor is there any basis therefore. Except for the lawsuit disclosed in Section 3.1, there are no outstanding judgments, orders, writs, injunctions or decrees of any court against or affecting the Seller or any of the Purchased Assets.

6. Taxes. The Seller has filed (or caused to be filed), within the times and within the manner prescribed by law, all federal, state, local, foreign and other tax returns and tax reports ("Tax Returns") which are required to be filed by, or with respect to, the Business and assets of the Seller. Such Tax Returns are accurate, correct and complete, reflect accurately all liabilities for taxes of Seller for the period covered thereby and all amounts shown as owing thereon have been, or are scheduled to be, paid. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Seller have been fully paid or adequately disclosed and fully provided for by adequate reserves on the books and on the financial statements of the Seller. There has been no prior examination of any Tax Return of the Seller and none is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Seller.

7. Tangible and Purchased Assets. Set forth on Exhibit A attached hereto is a complete and accurate list of all the furniture, machinery, equipment, trade fixtures and other personal and real property which either is or may be deemed a material asset presently owned by Seller and material to the Business or necessary to the continued operation of the Business (hereinafter collectively the "Tangible Assets"). Notwithstanding the foregoing and anything herein to the contrary, Tangible Assets and Purchased Assets, as those terms are used herein Seller, on the Closing Date, will have good and marketable title to all Purchased Assets, free and clear of any other liens, claims, encumbrances and security interests, except for the Seller’s interest in certain collateral supporting surety bonds that has been pledged to Robert Robison, or his assigns, and shall remain subject to such encumbrance. Notwithstanding the foregoing, the Parties hereto agree that any such liens or other such liabilities in existence shall be fully satisfied concurrently upon the Closing, except that Buyer shall take the surety bonds collateral subject to the rights of Robert Robison or his assigns. All Purchased Assets are sold "AS IS, WHERE IS,” with all faults. There are no implied warranties or representations by the Seller as to any of the Purchased Assets, including any warranty of fitness for a particular purpose, and any such implied warranty is hereby disclaimed.

8. Assets to be Sold. Seller hereby warrants that as of the date of execution of this Agreement there are no assets now owned by Seller that are not listed in the exhibits attached hereto and that at the time of Closing, except for those non-suitable assets removed from the list under the terms of this Agreement, all assets owned by Seller on the lists attached hereto shall be transferred to Buyer.

9. Compliance with Law. Seller has no knowledge of any violation of any applicable law, ordinance or regulation including any Environmental Laws (as hereinafter defined). All permits, licenses and other governmental authorizations and approvals required to conduct the Business of the Seller and to use and occupy its premises have been obtained and are in full force and effect. Buyer is aware and acknowledges, that Seller is currently in the permitting process with Nevada Department of Environmental Quality for ground water protection which will be have to be completed by Buyer. There is no proceeding pending, or threatened, against the Seller which may result in the revocation, cancellation, suspension or any adverse modification of any of such permits, licenses, governmental authorizations or approvals. For purposes of this Agreement, "Environmental Laws" shall mean the Resource, Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (Super Fund), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act and all other United States federal and state laws and regulations concerning protection of the environment and the transportation, storage, treatment or disposal of hazardous substances or hazardous wastes.

10. Purchased Assets Complete. Except for those assets of Seller not being purchased pursuant to this Agreement, the Purchased Assets constitute all of the material assets, intellectual property, if any, and rights used by the Seller in the conduct of its Business. Upon the transfer of the Purchased Assets to the Buyer at the Closing, the Buyer will own all of the assets and rights necessary for it to conduct the Business in a manner consistent with the manner in which the Seller conducted the Business on the date hereof and in which the Seller will conduct the Business on the Closing Date.

11. Warranties. The Seller has not given (or made) any warranties to third parties with respect to any products sold by it, or any services performed by it except for warranties implied by law.

12. No Changes Prior to Closing Date. Up to the Closing Date, the Seller will operate its Business in its normal and customary course. The Seller will not make any changes or disruptions to the Business which are not in line with the normal course of the operations of the Business.

13. Disclosure. Neither this Agreement nor any financial statements or any schedule, exhibit or certificate delivered to the Buyer or any document or statement in writing which has been supplied by or on behalf of the Seller, or by any of the Seller's directors, officers, or agents in connection with the transactions contemplated hereby, contains any untrue statement of material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Seller which materially and adversely affects the Business, or the prospects or financial condition of the Seller or its properties or assets, which has not been set forth in this Agreement or in the schedules or certificates in writing furnished in connection with the transactions contemplated by this Agreement. No representations of Seller as a result of this Agreement shall in anyway be construed as any promise or representation by Seller of financial performance of the Business after Closing.

Article 6

Representations and Warranties of the Buyer

 The Buyer represents and warrants to the Seller the following:

1. Status and Good Standing. The Buyer will be a corporation duly organized, validly existing and in good standing, under the laws of the State of Nevada. The Buyer has full power and authority under its articles of organization and regulations to own and lease its properties, to conduct its business as the same exists at the date hereof and, from and after the Closing Date, to operate and conduct the Business.

2. Authorization. The Buyer has full power and authority under its articles of organization and regulations all necessary action to authorize the execution and delivery of this Agreement and will have taken as of the Closing Date all necessary action to authorize the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Buyer enforceable in accordance with its terms.

3. Restrictions. The Buyer is not subject to nor has knowledge of any restriction contained in any charter, bylaw, regulations, mortgage, lien, lease, agreement, instrument, order, judgment, decree, law or regulation that would prevent the consummation of the transactions contemplated by this Agreement.

4. Percentage of Capital Stock. The Purchase Price payable to Seller immediately at Closing shall be 45% of the issued and outstanding common stock of the Buyer (inclusive of the Purchase Price) immediately after Closing.

5. Disclosure. No statement of fact by the Buyer in this Agreement or in any written statement or certificate furnished or to be furnished to the Seller pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements herein or therein not misleading.

6. Government Approvals and Filings. The Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the transactions contemplated hereby. No other consent, approval or authorization of any governmental or regulatory authority is required to be obtained by the Buyer in connection with its delivery and performance of this Agreement.

7. Broker. Seller acknowledges that Buyer has NOT retained a Broker.

Article 7

Covenants of the Buyer and Seller

1. The Buyer covenants, agrees and acknowledges as follows:

A. Access. During the period from the date hereof to and including the Closing Date, the Seller (which term, for the purposes of this Section only, shall be deemed to include the Seller's officers, members, accountants, counsel and agents) will have access, at reasonable times during normal business hours and upon reasonable notice to Buyer, to the facilities, key operating personnel, and the corporate and financial books and records (including accountant's work papers and excluding income tax returns) of and with respect to the Buyer and its Business. Nothing herein contained shall be construed to obligate Buyer to provide Seller access to any facilities, personnel, corporate and financial books and records not related to the transactions contemplated in this agreement. The Seller shall be furnished promptly with copies of each of the such documents as the Seller may request so long as Buyer deems such documents relevant to the transactions contemplated by this Agreement.

B. Operation in Ordinary Course. Up to the Closing Date, the Buyer will operate its business in its normal and customary course. The Buyer will not make any changes or disruptions to its business which are not in line with the normal course of the operations of the business.

C. Consents. The Buyer shall act in good faith and use its best efforts to obtain, prior to the Closing Date, all consents, approvals and waivers as may be requested by the Seller as necessary to complete consummation of the sale of the Purchased Assets as contemplated hereby.

2. The Seller covenants, agrees and acknowledges as follows:

A. Access. During the period from the date hereof to and including the Closing Date, the Buyer (which term, for the purposes of this Section only, shall be deemed to include the Buyer's officers, members, accountants, counsel and agents) will have access, at reasonable times during normal business hours and upon reasonable notice to Seller, to the facilities, key operating personnel, and the corporate and financial books and records (including accountant's work papers and excluding income tax returns) of and with respect to the Seller and its Business. Nothing herein contained shall be construed to obligate Seller to provide Buyer access to any facilities, personnel, corporate and financial books and records not related to the Business. The Buyer shall be furnished promptly with copies of each of the contracts and leases referred to herein and such other documents as the Buyer may request and which such documents are listed herein.

B. Operation in Ordinary Course. Up to the Closing Date, the Seller will operate at its Business in its normal and customary course. The Seller will not make any changes or disruptions to the Business which are not in line with the normal course of the operations of the Business.

C. Consents. The Seller shall act in good faith and use its best efforts to obtain, prior to the Closing Date, all consents, approvals and waivers of lessors, landlords, suppliers and such other third parties as may be requested by the Buyer as necessary to permit the assignment to the Buyer on the Closing Date of the Seller's contracts and the consummation of the sale of the Purchased Assets to the Buyer as contemplated hereby.

Article 8

Closing of Purchase and Sale/Effect of Termination

1. Closing. Closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of Zouvas & Associates LLP, 3990 Old Town Avenue, Ste. C102, San Diego, CA 92110 on or before 4:00 P.M., October __, 2015, or at such other place or date as the parties shall mutually agree upon (the "Closing Date").

2. Termination. On or before Closing Date, this Agreement and the transactions contemplated hereby may be terminated (a) by Buyer, if (i) Seller fails to comply in any material respect with any of its or their covenants or agreements contained herein, or (ii) any of the representations and warranties of Seller is breached or is inaccurate in any material way; or (b) by Seller or Buyer if a Governmental Entity has issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or (c) by Seller if Buyer fails to comply in any material respect with any of its covenants or agreements contained herein. Notwithstanding the foregoing, a party may not terminate this Agreement if the event giving rise to the termination right results from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement.

3. Effect of Termination. In the event of termination of this Agreement pursuant to this Section 8.2, written notice shall be given forthwith by the terminating party to the other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by the Seller or Buyer. If this Agreement is terminated as provided herein, no party to this Agreement will have any liability or further obligation to any other party to this Agreement except as provided in sections 12.2 (Non-Disclosure), 11 (Survival of Representations and Warranties; Indemnification), 12.5 (Expenses), 12.16 (Settlement of Disputes), and 12.11 (Governing Law), and except that termination of this Agreement will not affect any liability of any party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

Article 9

Closing Conditions/Deliveries at Closing

1. Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to proceed with the transactions contemplated hereunder to be consummated at the Closing are subject, at the option of the Buyer, to the fulfillment of each and all of the following conditions at or prior to the Closing Date:

A.	All of the representations and warranties of the Seller contained in Article 5 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

B.	There shall have been delivered to the Buyer at the Closing a certificated copy of the resolutions duly adopted by the board of directors and the shareholders of the Seller authorizing and approving the execution and delivery by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby.

C.	Each party shall prepare and submit to the other such documentation evidencing the personal release each party’s Officers and Directors of any and all subsequent and/or prior liability, any such release shall be subject to the continuing indemnity as set forth in Article 11 of this Agreement.

D.	The Seller shall have executed and delivered, or caused to be executed and delivered, to the Buyer (i) a Bill of Sale conveying the Purchased Assets to Buyer, (ii) a title policy(ies) and a Special Warranty Deed(s), conveying all real estate included in the Purchased Assets and (iii) any and all documentation to transfer all rights, title and interests in the various mineral claims or royalties included in Purchased Assets.

E.	All actions and proceedings hereunder and documents and other papers required to be delivered by the Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by the Buyer's legal counsel, as to their form and substance.

2. Conditions Precedent to Obligations of the Seller. The obligations of the Seller to proceed with the transactions to be consummated hereunder at the Closing, shall be subject, at the option of the Seller, to the fulfillment of each and all of the following conditions at or prior to but no later than the Closing Date or extension thereof agreed upon by the Parties:

A.	All of the representations and warranties of the Buyer contained in Article 6 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

B.	There shall have been delivered to the Seller a certified copy of resolutions duly adopted by the board of Directors of the Buyer authorizing and approving the execution and delivery of this Agreement by the Buyer and authorizing the Buyer to consummate the transactions contemplated hereby.

C.	Buyer shall have delivered a copy of resolutions duly adopted by the board of Directors of the Buyer authorizing issuance of 13,500,000 shares of common stock of the Buyer to Seller as payment of Purchase Price pursuant to section 2.1 herein

D.	All actions and proceedings hereunder and documents and other papers required to be delivered by the Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Seller's legal counsel, as to their form and substance.

E.	The Buyer shall provide to Seller a written confirmation that (1) all notices, reports or filings required of Seller have been made, (ii) that all corporate and third party approvals have been received, and (iii) any additional fact confirmation, the need for which, that arises as a result of the various inspections provided for herein.

F.	Seller shall obtain approval from its legal counsel to the transactions contemplated by this Agreement, which consent shall not be unreasonably withheld.

Article 10

Reserved.

Article 11

Survival of Representations and Warranties; Indemnification

1. Survival of Representations and Warranties. All of the representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing.

2. Sellers Indemnity Agreement. Seller shall indemnify, defend and hold harmless the Buyer from and against;

A.	Any and all liabilities and obligations (including without limitation, federal, state or other taxes of whatever kind, including sales or use taxes resulting from this transaction plus any assessments, interest and penalties thereon) of, or claims or causes of action against the Buyer, the Purchased Assets or the Seller which arise with respect to any period (or periods) of operation of the Business by the Seller ending on or prior to the Closing Date which are not specifically assumed by the Buyer pursuant to this Agreement.

B.	Except as otherwise provided hereinabove, any and all liabilities, obligations and/or losses resulting from any breach of any representation and warranty or nonfulfillment of any covenant on the part of the Seller to Buyer contained in this Agreement, or any other agreement, certificate or other instrument furnished or to be furnished to the Buyer by the Seller pursuant to this Agreement.

C.	Any and all liabilities, obligations and/or losses resulting from any Products Liability (as hereinafter defined) arising at any time with respect to any product sold by the Seller on or before the Closing Date. For the purposes of this Agreement, "Products Liability" means any liability to which the Seller (or the Buyer or any affiliate thereof as successor to the Business of the Seller) may become subject insofar as such liability is based upon, arises out of or is otherwise in respect of any express or implied representation, warranty, agreement or guaranty to a customer, user or purchase made or claimed to have been made by the Seller or arising out of or due to, or asserted to be arising out of or due to, any product sold by the Seller on or prior to the Closing Date.

D.	All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including fees and disbursements of counsel, incident to any of the foregoing.

3. Buyer's Indemnity Agreement. The Buyer shall indemnify, defend and hold harmless the Seller from and against:

A.	Any and all liabilities and obligations (including without limitation, federal, state or other taxes of whatever kind, but excluding any sales or use taxes resulting from this transaction or any assessments, interest and penalties thereon) of, or claims or causes of action against the Buyer, the Purchased Assets or the Seller which arise with respect to any period (or periods) of operation of the Business by the Buyer beginning after the Closing Date.

B.	Any and all liabilities, obligations and/or losses resulting from any material breach of any representation and warranty or nonfulfillment of any covenant on the part of the Buyer to Seller contained in this Agreement, or any other agreement, certificate or other instrument furnished or to be furnished to the Seller by the Buyer pursuant to this Agreement.

C.	Any and all liabilities, obligations and/or losses resulting from any Products Liability (as hereinafter defined) arising at any time with respect to any product sold by the Buyer after the Closing Date. For the purposes of this Agreement, "Products Liability" means any liability to which the Seller or the Buyer or any affiliate thereof as successor to any business of the Seller may become subject insofar as such liability is based upon, arises out of or is otherwise in respect of any express or implied representation, warranty, agreement or guaranty to a customer, user or purchaser made or claimed to have been made by the Buyer or arising out of or due to, or asserted to be arising out of or due to, any product sold by the Buyer after the Closing Date.

D.	Any and all liabilities of Seller relating to or arising out of the Lawsuit.

E.	All claims or causes of action brought against the shareholders, officers or directors of Seller, derivative or otherwise, relating to any actions taken by the such shareholders, officers or directors in the conduct of the business of the Seller.

F.	All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including fees and disbursements of counsel, incident to any of the foregoing.

4. Indemnification Procedure. The indemnified party shall give the indemnifying party prompt written notice of the assertion of any third party claim of which the indemnified party has knowledge, which is covered by the indemnity agreement set forth above. The indemnifying party will undertake the defense thereof by representatives chosen by the indemnifying party, but acceptable to the indemnified party in its reasonable discretion. If the indemnifying party, within a reasonable time after notice of any such claim fails to defend, the indemnified party will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. Anything in this Section 8.4 to the contrary withstanding, if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other payments, the indemnified party shall have the right, at the cost and expense of the indemnifying party, to defend, compromise, or settle such claim. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement, with respect to each separate third party claim indemnified hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party with respect to such claim and the indemnifying party shall pay such sums to the indemnified party in cash or by certified check, within thirty (30) days after the date of such notice.

5. Liability Limitations. No party shall have any liability under this Agreement, or be subject to any claim for indemnification under Article 8, unless notice of such claim is given on or before the latter of (i) the second anniversary of the Closing Date or (ii) the second anniversary of the date on which such claim accrued. However, claims may be asserted with respect to Product Liability matters, tax matters, environmental matters or ERISA matters at any time on or before the date upon which the loss or liability to which any such claim may relate is barred by all applicable statutes of limitation.

Article 12

Miscellaneous

1. Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of all parties hereto as to the contents and the manner of presentation and publication thereof. Notwithstanding the foregoing, Buyer is aware that Seller has various filing obligations with the Securities and Exchange Commission, and Seller shall not seek prior approval from Buyer for any filing relating thereto.

2. Non-Disclosure. Each party agrees not to disclose to others any confidential or proprietary information of the other party acquired during the course of discussions, negotiations, and investigation of the business of Buyer or Seller, except as may be specifically authorized in writing by a duly authorized representative of the party to whom the information is confidential or proprietary. The confidential or proprietary information in this context includes but is not limited to the following: financial statements, tax returns, business plans, loan applications, customer lists, and product pricing. Each party also agrees to do all things necessary to prevent any of such party’s employees, representatives, and agents from disclosing any such information to third persons. Each party further agrees to use any confidential or proprietary information solely for the purpose of determining whether to purchase the business of Seller or to accept the proposed consideration from the Buyer. On termination of this Agreement, Each party shall surrender to the other all originals and all copies of such information in such party’s possession. Buyer and Seller agree that the confidential or proprietary information shall not include any information that is already known to the recipient of such information; is or becomes publicly known through no wrongful act of the recipient or by the recipient’s employees, representatives, or agents; or is approved for release by recipient by written authorization from the party to whom the information is confidential or proprietary.

3. Releases. The Buyer hereby releases and discharges all claims and causes of action, if any, known or unknown, against the shareholders, officers and directors of the Seller, including such claims and causes of action, if any, held by Seller before Closing and transferred to Buyer under this Agreement. The Seller hereby releases and discharges all claims and causes of action, if any, known or unknown, against the shareholders, officers and directors of the Buyer.

3. Knowledge. As used in this agreement, the terms "knowledge", "information" and "belief", with respect to the Buyer or Seller, means the actual knowledge, information or belief, as the case may be, after due inquiry of any of its members, officers, directors or shareholders.

4. Gender. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5. Expenses. Except as otherwise specifically provided herein, the Buyer, and the Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

6. Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all of the parties hereto.

7. Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered or (ii) three (3) business days after mailing, postage prepaid, by certified mail or (iii) when delivered (and receipted for) by an overnight delivery service, addressed in each case as follows:

(a)	If to the Seller to:

HUMBOLDT MINING COMPANY, INC.
c/o B.W. David Leavitt
203 Larkton Place
Franklin, TN 37069

(b)	If to the Buyer to:

RANCHO SANTA FE MINING, INC.
c/o Michael S. Midlam
9655 Granite Ridge Drive, Suite 200
San Diego, CA 92123

The Seller or the Buyer may change its address for the giving of notices and communication by written notice to the other party in conformity with the foregoing.

9. Rights of Third Parties. All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their successors and assigns. No other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof. No other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so. Notwithstanding any other Provision of this Agreement, the shareholders, officers and directors of the Buyer and Seller are intended third party beneficiaries of the release and indemnification provisions herein and of the liabilities assumed by Buyer with respect to the Lawsuit.

10. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California, with no effect given to the principles of conflicts of law.

12. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law or with the written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the party hereto and their respective successors and permitted assigns. All assignments or attempted assignments shall be deemed valid only if in writing.

13. Counterparts. This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one instrument.

14. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Buyer and the Seller.

15. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

16. Settlement of Disputes. The following agreements are made with respect to the settlement of disputes arising under the terms and conditions of this Agreement:

(a)	If a dispute arises out of or relates to this Agreement (including Exhibits), or the breach or default of this Agreement, the parties shall first, in good faith, attempt to negotiate a settlement of that dispute, breach or default.

(b)	If the dispute, breach or default cannot be settled through negotiation, the parties agree and shall proceed to binding arbitration through the American Arbitration Association in accordance with its Commercial Arbitration Rules under the Federal Arbitration Act, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(c)	Any provisional remedy (including injunctive relief) which a party to this Agreement may want to elect shall be available notwithstanding the provisions relating to arbitration of disputes. Any party may seek such provisional remedy from the appropriate court of law pending arbitration, and such proceeding in which the provisional remedy was sought will then be stayed pending the final award of the arbitration.

(d)	The expenses of arbitration conducted pursuant to this paragraph shall be born by the parties in such proportions as the arbitrator(s) shall decide.

17. Negotiation of the Agreement. This Agreement was fully reviewed and negotiated on behalf of each party by legal counsel representing their interests and shall not be construed against the interests of either party as the drafter of this Agreement.

18. Facsimile Execution. The parties hereby agree that a facsimile copy of this Agreement will be deemed an original for all purposes. Each party hereby waives the necessity of providing the original copy of this Agreement to bind the other.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ day of October, 2015.

SELLER:

Humboldt Mining Company, Inc.

By:	________________________________
B.W. David Leavitt, Chairman

BUYER:

Rancho Santa Fe Mining, Inc.

By:	________________________________
Michael S. Midlam, CEO

EXHIBIT A

Purchased Assets-See Attached Lists

The Purchased Assets shall include without limitation the following:

1)	All of the real property, leasehold improvements, fixtures, furniture, machinery and equipment owned by the Seller and relating to or used in the Business, all of which are described on Lists, attached to and fully incorporated into this Agreement.

2)	All of Seller's inventory of finished goods, raw materials and work in process as well as the Seller's right to receive inventory ordered by the Seller for such location from suppliers prior to, and not received by, the Seller as of the Closing Date, all of which are described on Lists attached to and fully incorporated into this Agreement.

3)	All of the intangible assets (excluding any names under which the Seller conducts or conducted business or markets products along with all trade names), including (i) trademarks and service marks, if any, including all registrations thereof or applications therefore, (ii) all inventions, patents, patent applications, license agreements, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, information and documents (including log books) relating to research and development, whether or not completed, in each case relating to or used or useful in connection with the Business and (iii) all permits, royalties, claims, mineral interests and licenses (including any geological or assay reports relating thereto), all of which are described on Lists attached to and fully incorporated into this Agreement. Seller will provide all copies of all items listed in this paragraph including all electronic product, records and programs.

4)	All books and records of Seller necessary to the conduct of business of Seller at the Location, including without limitation all customer files, sales information, customer service records, customer service, promotional literature and photographs, health and safety information, and training materials utilized by Seller. Books and records shall not include bank records, financial statements of Seller, tax returns of Seller, or any other records necessary for Seller’s compliance with federal and state laws and regulations unless such records are necessary for Buyer’s compliance with federal and state laws and regulations.